Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

SFX SECURES $90 MILLION IN NEW FINANCING

Includes $60 million in incremental funding and $30 million
to refinance its revolving credit facility

Growth capital comes from both new and existing investors,
reflecting confidence in SFX’s initiatives

New York, September 17, 2015 — SFX Entertainment, Inc. (NASDAQ: SFXE) (the “Company”) announced today that it has secured $60 million in new financing and refinanced its existing $30 million revolving credit facility, securing capital for new initiatives and operating and working capital needs.

The $90 million comes from both new and existing investors, with $60 million in private placement financing and $30 million in a revolving credit facility.

“This round of financing from these sophisticated investors reflects a level of confidence and provides growth capital to support many of the exciting new initiatives SFX is undertaking,” said Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer.  “While the Company continues to explore strategic alternatives, this solidifies SFX for the short and long term, so we can focus on producing great festivals and events and operating globally recognized digital properties.”

Additionally, the Company’s special committee and its advisors continue to accept proposals for the entire company, as well as assets not central to its core business, with a deadline of October 2, 2015.

The $60 million private placement financing consists of:

•                  The sale of $30 million in Senior Convertible Preferred Stock to an institutional investor.  The Senior Convertible Preferred Stock is convertible into shares of the Company’s common stock at $1.75 per share and pays a 9 percent cash dividend; and,

•                  The sale of $30 million in Junior Preferred Stock to Sillerman Investment Partners III LLC, an entity controlled by Sillerman.  This is comprised of a completed purchase of $15 million of the Junior Preferred Stock and a fully-committed obligation by Sillerman Investment Partners to purchase an additional $15 million over the next 30 days.  The Junior Preferred Stock pays dividends in kind at 29.5 percent for two years and will pay a 9 percent cash dividend afterwards.

Concurrently with the private placement, the Company entered into an agreement with GoldenTree Asset Management LP, an asset management company specializing in corporate and structured credit markets, whereby the Company’s existing lenders have assigned to GoldenTree their interest in the Company’s existing $30 million revolving credit facility.

Richard Rosenstein, Chief Financial Officer and Chief Administrative Officer of the Company, commented, “Together, these transactions immediately improve our financial position by providing us with additional operating and working capital.  We value these investors’ confidence in our business and equally appreciate the commitment made by GoldenTree through the assumption of our revolving credit facility.  With the success of many of our festivals in the current quarter and this added financial flexibility, SFX is better positioned to continue growing our powerful brands and support our extraordinary team members who are focused on executing on our strategic plans. This also eliminates all operating distractions as we explore proposals from interested strategic partners.”

Additional details of the above noted transactions will be available in a Form 8-K that the Company will file with the U.S. Securities and Exchange Commission.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing services Flavorus and Paylogic.

SFX owns and operates Beatport, the trusted global home of electronic music where fans, DJs, and creators connect, discover, and participate in the evolution of dance music culture. Beatport offers a complete music experience for everyone, everywhere including streaming music, mobile apps and a host of ways for the EMC community to enjoy or download files, attend transformational festivals and events both in person and online, connect with like-minded fans and inspirational artists, and receive news, reviews, and unique insider access.

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to integrate the companies we have acquired; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically dispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10K and Quarterly Reports on Form 10Q and our Current Reports on Form 8K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date.

We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer & Chief Administrative Officer

646 561 6400

Joseph Jaffoni

JCIR
212 835 8500

sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com